UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2005

Chiron Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4560 Horton Street, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement

On February 28, 2005, John Lambert terminated his employment with Chiron Corporation. Mr. Lambert, who had been serving as Vice President, Chiron Corporation and President, Chiron Vaccines, entered into a Compromise Agreement with Chiron on February 18, 2005.  The terms of the Compromise Agreement include provisions intended to meet Chiron’s contractual obligations to Mr. Lambert under the original terms of his February 2001 agreement with Chiron, in the event his employment was terminated for reason other than cause, as well as statutory obligations under United Kingdom law.  The terms of the Compromise Agreement include a lump sum severance payment of 900,000 United Kingdom pounds sterling that consists of the following: a payment of 802,000 United Kingdom pounds sterling, equal to two years’ base salary plus bonus (calculated using the average of the prior two years’ bonus payments), as required by his February 2001 agreement, a payment in the amount of 50,000 United Kingdom pounds sterling for one year’s health benefits, under United Kingdom law, a payment of 30,000 United Kingdom pounds sterling in lieu of the annual pension contribution amount otherwise owed to Mr. Lambert under the terms of his original February 2001 agreement with Chiron, and a payment of 18,000 United Kingdom pounds sterling in return for Mr. Lambert’s agreement not to compete with Chiron or an affiliate company of Chiron for twelve (12) months following the termination of his employment.  In return for the above-described payments, under the terms of the Compromise Agreement, Mr. Lambert agreed to the release of claims he may have had against Chiron or any Chiron affiliate company.

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION
(Registrant)

Date: March 2, 2005	By:	/s/Ursula B. Bartels
Ursula B. Bartels
Vice President and
General Counsel